SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated effective as of June 20, 2024 among IT'SUGAR LLC as Borrower, BBX CAPITAL REAL ESTATE, LLC As, Pledgor and REGIONS BANK

TABLE OF CONTENTS

Page

Section 1.         DEFINITIONS AND INTERPRETATION         1

Section 1.1         Definitions.         1

Section 1.2         Accounting Terms.         1

Section 1.3         Rules of Interpretation.         1

Section 2.         LOANS AND CREDIT EXTENSIONS         2

Section 2.1         Loans.         2

Section 2.2         Evidence of Debt; Lender’s Books and Records; Note.         3

Section 2.3         Scheduled Principal Payments.         3

Section 2.4         Interest on Loans.         3

Section 2.5         Default Rate of Interest.         3

Section 2.6         Fees.         3

Section 2.7         Prepayments/Commitment Reductions.         4

Section 2.8         Application of Prepayments.         4

Section 2.9         General Provisions Regarding Payments.         4

Section 3.         YIELD PROTECTION         5

Section 3.1         Making or Maintaining Index Rate Loans.         5

Section 3.2         Increased Costs.         6

Section 4.         CONDITIONS PRECEDENT         7

Section 4.1         Conditions Precedent to Effectiveness.         7

Section 4.2         Conditions to Each Credit Extension.         7

Section 5.         REPRESENTATIONS AND WARRANTIES         7

Section 5.1         Organization; Requisite Power and Authority; Qualification.         7

Section 5.2         Equity Interests and Ownership.         7

Section 5.3         Due Authorization.         7

Section 5.4         No Conflict.         7

Section 5.5         Governmental Consents.         8

Section 5.6         Due Execution and Delivery; Binding Obligation.         8

Section 5.8         No Material Adverse Effect; No Default.         8

Section 5.9         Tax Matters.         8

Section 5.10         Properties.         8

Section 5.11         Environmental Matters.         8

Section 5.12         No Litigation         9

Section 5.13         Information Regarding the Borrower and its Subsidiaries.         9

Section 5.14         Governmental Regulation.         9

Section 5.15         Pension Plans.         10

Section 5.16         Solvency.         10

Section 5.17         Compliance with Laws.         10

Section 5.18         Disclosure.         10

Section 5.19         Insurance.         10

Section 5.20         Labor Relations.         10

Section 6.         AFFIRMATIVE COVENANTS         10

Section 6.1         Financial Statements and Other Reports.         11

Section 6.2         Existence; Preservation.         12

Section 6.3         Payment of Taxes and Other Obligations.         12

Section 6.4         Maintenance of Properties.         12

Section 6.5         Insurance.         12

Section 6.6         Inspections.         12

Section 6.7         Compliance with Laws and Contractual Obligations.         12

Section 6.8         Use of Proceeds.         12

Section 6.9         Pledge of Property.         13

Section 6.10         Books and Records.         13

Section 6.12         Depository Relationship.         13

Section 7.         NEGATIVE COVENANTS         13

Section 7.1         Indebtedness.         13

Section 7.2         Liens.         13

Section 7.3         Restricted Payments.         14

Section 7.4         Burdensome Agreements.         14

Section 7.5         Investments.         14

Section 7.8         Fundamental Changes; Asset Sales.         14

Section 7.9         Transactions with Affiliates.         14

Section 7.10         Use of Proceeds.         15

Section 7.11         Conduct of Business.         15

Section 7.12         Fiscal Year.         15

Section 7.13         Amendments to Organizational Agreements.         15

Section 7.14         Sales and Leasebacks.         15

Section 8.         EVENTS OF DEFAULT; Remedies; Application of Funds.         15

Section 8.1         Events of Default.         15

Section 8.2         Remedies.         17

Section 8.3         Application of Funds.         17

Section 9.         MISCELLANEOUS         17

Section 9.1         Notices; Effectiveness; Electronic Communications.         17

Section 9.2         Expenses; Indemnity; Damage Waiver.         18

Section 9.3         Set‑Off.         18

Section 9.4         Amendments and Waivers.         19

Section 9.5         Successors and Assigns.         19

Section 9.6         Survival of Representations, Warranties and Agreements.         19

Section 9.7         No Waiver; Remedies Cumulative.         20

Section 9.8         Marshalling; Payments Set Aside.         20

Section 9.9         Severability.         20

Section 9.10         Applicable Laws.         20

Section 9.11         WAIVER OF JURY TRIAL.         21

Section 9.12         Usury Savings Clause.         21

Section 9.13         Counterparts; Integration; Effectiveness.         21

Section 9.14         No Advisory of Fiduciary Relationship.         21

Section 9.15         Electronic Execution.         22

Section 9.16         USA PATRIOT Act.         22

Schedules

Schedule 1                  Definitions

Schedule 5.2                  Equity Interests and Ownership

Schedule 5.10(b)         Real Estate Assets

Schedule 5.13                  Name, Jurisdiction and Tax Identification Numbers

Schedule 9.1                  Notice Information

Exhibits

Exhibit [2.1]                  Form of Funding Notice

Exhibit [2.2]                  Form of Note

Exhibit [6.1(c)]                  Form of Compliance Certificate

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated effective as of June 20, 2024 (the “Closing Date”) is entered into by and among IT'SUGAR LLC, a Delaware limited liability company (the “Borrower”), the Pledgor (defined herein) and REGIONS BANK (the “Lender”).

RECITALS:

WHEREAS, on or about January 20, 2023, Lender extended that certain revolving line of credit facility (the “Revolving Loan”) to Borrower in the maximum principal amount of $5,000,000.00 evidenced by, among other things that certain Revolving Line of Credit Promissory Note (the Prior Note”) in the amount of the Revolving Loan dated January 20, 2023 (the “Revolving Loan”). The Revolving Loan is governed pursuant to the terms of that certain Amended and Restated Credit Agreement dated as of June 22, 2023 by and between Borrower, Pledgor and Lender (the “Prior Credit Agreement”).

WHEREAS, the Borrower has requested, and the Lender has agreed to renew and increase the Revolving Line to a maximum principal amount of $7,000,000.00 which Revolving Line will provide for the issuance of Letters of Credit up to the Letter of Credit Sublimit and for working capital needs subject to and pursuant to the terms hereof.

WHEREAS, this Agreement amends and restates the Prior Credit Agreement in all respects as of the Closing Date. In the event of any conflict between the terms of this Agreement and the Prior Credit Agreement, the provisions of this Agreement shall prevail in all respects.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.  DEFINITIONS AND INTERPRETATION

Section 1.1    Definitions. Capitalized terms used herein and not otherwise defined, including in the introductory paragraph, recitals, exhibits and schedules hereto, shall have the meanings provided in Schedule 1.

Section 1.2    Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP in effect on the Closing Date. Financial statements and other information required to be delivered by the Borrower to the Lender pursuant to this Agreement shall be prepared in accordance with GAAP in effect on the Closing Date. Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants set forth herein, including for purposes of determining the Applicable Margin shall be made on a pro forma basis.

Section 1.3    Rules of Interpretation.

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document in any Credit Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) all references in a Credit Document to Sections, Exhibits, Annexes, Appendices and Schedules shall be construed to refer to Sections of, and Exhibits, Annexes, Appendices and Schedules to, the Credit Document in which such references appear, and (iv) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any references to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(b)    Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(c)    Unless otherwise indicated, all references to a specific time shall be construed to be Eastern Standard Time.

(d)    Any reference herein or in any other Credit Document to a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, shall be deemed to apply to a division of, or by, a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder and under each other Credit Document (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(e)    Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time (after giving effect to any permanent reduction in the stated amount of such Letter of Credit pursuant to the terms of such Letter of Credit); provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.4         References.         Any reference to the term “Certificate of Deposit” or “Treasury Notes” or “Treasury Bills” in any Loan Document shall be deemed stricken and replaced with the term “Investment Account”. Any reference to the term “Pledge Agreement” in the Loan Documents in any Loan Document other than this Credit Agreement shall be deemed stricken and replaced with the term “Investment Account Pledge Agreement”.

Section 2.  LOANS AND CREDIT EXTENSIONS

Section 2.1    Loans.

(a)    Revolving Loan. Subject to the terms and conditions set forth herein, the Lender agrees to make the Revolving Loan in Dollars to the Borrower from time to time during the Revolving Commitment Period in an aggregate amount not to exceed the lesser of the Advance Threshold or the Revolving Commitment; provided, that after giving effect to the making of the Revolving Loan, the Total Revolving Outstandings shall not exceed the Revolving Commitment. Amounts borrowed pursuant to this Section 2.1(a) may be repaid without premium or penalty and, subject to the terms and conditions set forth herein, re-borrowed during the Revolving Commitment Period. In order to facilitate the borrowing of with respect to the Revolving Loan, the Borrower and the Lender may mutually agree to enter into an auto borrow agreement (the “Auto Borrow Agreement”) providing for the automatic advance by the Lender of Revolving Loans under the conditions set forth in such Auto Borrow Agreement and subject to the conditions set forth herein. At any time an Auto Borrow Agreement is in effect, advances under the Auto Borrow Agreement shall be deemed Revolving Loans for all purposes hereof, except that Borrowings of Revolving Loans under the Auto Borrow Agreement shall be made in accordance with the terms of the Auto Borrow Agreement. For purposes of determining the Total Revolving Outstandings at any time during which an Auto Borrow Agreement is in effect, the Outstanding Amount of all Revolving Loans shall be deemed to be the sum of the Outstanding Amount of Revolving Loans at such time plus the maximum amount available to be borrowed under such Auto Borrow Agreement at such time.

(b)    Mechanics for Loans. The Borrower shall request a Loan by (i) delivering to the Lender a fully executed Funding Notice or (ii) delivering to the Lender a satisfactory request by e-mail in each case, no later than 1:00 p.m. on the proposed Credit Date. Upon satisfaction of the conditions precedent specified herein, the Lender shall make the proceeds of the requested Borrowing available to the Borrower on the applicable Credit Date by crediting the account of the Borrower at the Lender or such other account as may be designated in writing to the Lender by the Borrower.

Section 2.2    Evidence of Debt; Lender’s Books and Records; Note.’

(a)    Lender’s Evidence of Debt. The Lender shall maintain on its internal records an account or accounts evidencing the Obligations, including the amounts of the Loan made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect the Obligations.

(b)    Note. The Borrower shall execute and deliver to the Lender a Note to evidence the Loan.

Section 2.3    Scheduled Principal Payments.

(a)    Revolving Loan. Subject to the terms hereof, and the Credit Documents, the principal amount of the Revolving Loan shall be due and payable in full on the Maturity Date.

Section 2.4    Interest on Loan.

(a)    The Loan shall be bear interest at the Note Rate pursuant to the terms of the Note.

(b)    Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears (i) on and to each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan (other than a voluntary prepayment of a Revolving Loan which interest shall be payable in accordance with clause (i) above), to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.

(c)    The Borrower agrees to pay to the Lender, with respect to drawings honored under any Letter of Credit issued by the Lender, interest on the amount paid by the Lender in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by the Borrower (including with the proceeds of a Revolving Loan) at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to the Revolving Loan, and (ii) thereafter, a rate which is equal to Two percent (2%) per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans.

Section 2.5    Default Rate of Interest.

(a)    During the continuance of an Event of Default, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fixed interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

(b)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)    Payment or acceptance of the increased rates of interest provided for in this Section 2.5 is not a permitted alternative to timely payment and shall not constitute a waiver of any Default or otherwise prejudice or limit any rights or remedies of the Lender.

Section 2.6    Fees.

(a)    Letter of Credit Fees. The Borrower shall pay to the Lender a Letter of Credit fee [(i) for each commercial Letter of Credit equal to two percent (2.00%) multiplied by the daily maximum amount available to be drawn under such Letter of Credit (the “Letter of Credit Fees”). The Letter of Credit Fees shall be computed on a quarterly basis in arrears, and shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiration date thereof and thereafter on demand. Notwithstanding anything to the contrary contained herein, during the continuance of an Event of Default, all Letter of Credit Fees shall accrue at the Default Rate. The Borrower shall pay directly to the Lender for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(b)    Late Fee. Unless otherwise stipulated, the Borrower agrees to pay to the Lender, on demand, a late charge computed as follows to cover the extra expense involved in handling late payments: If interest or principal are payable in installments, the late charge will be equal to five percent (5%) of any payment that is not paid within fifteen (15) days after it is due. If principal and interest are payable at maturity, the late charge will be equal to five percent (5%) of the interest portion of the payment that is not paid within fifteen (15) days after it is due. This provision shall not be deemed to excuse a late payment or be deemed a waiver of any Default arising from such later payment or any other right the Lender may have including, without limitation, the right to declare the entire unpaid principal and interest immediately due and payable.

Section 2.7    Prepayments/Commitment Reductions.

(a)    Voluntary Prepayments. Any time and from time to time, the Borrower may prepay Loans in whole or in part. All such prepayments shall be made upon written (which may be by e-mail) or telephonic notice on the date one day prior to the date of prepayment, in each case given to the Lender by 11:00 a.m. on the date required and, if given by telephone, promptly confirmed in writing to the Lender. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.

(b)    Voluntary Commitment Reductions. The Borrower may, from time to time upon not less than three (3) Business Days’ prior written or telephonic notice confirmed in writing to the Lender, at any time and from time to time terminate in whole or permanently reduce in part the Revolving Commitment; provided, that (A) the Borrower shall not terminate or reduce the Revolving Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate Total Revolving Outstandings exceeds the Revolving Commitment, (B) any such partial reduction shall be in a minimum amount of $1,000,000.00 and (C) if, after giving effect to any reduction of the Revolving Commitment, the Letter of Credit Sublimit exceeds the amount of the Revolving Commitment, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess. The Borrower’s notice to the Lender shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitment shall be effective on the date specified in the Borrower’s notice. Unless previously terminated, the Revolving Commitment shall terminate at the expiration of the Revolving Commitment Period.

(c)    Mandatory Prepayments.

(i)    Revolving Commitment. If at any time (A) the Total Revolving Outstandings shall exceed the Revolving Commitment or (B) the Outstanding Amount of Letter of Credit Obligations shall exceed the Letter of Credit Sublimit, the Borrower shall immediately prepay the Revolving Loans and/or cash collateralize the Letters of Credit, as directed by the Lender, in an amount equal to such excess.

Section 2.8    Application of Prepayments.

(a)    Voluntary Prepayments. Voluntary prepayments will be applied as specified by the Borrower unless an Event of Default is occurring, in which case the prepayments will be applied in the manner designated by Lender.

(b)    Mandatory Prepayments. Mandatory prepayments will be applied as follows:

(i)    Mandatory prepayments under Section 2.7(c)(i) shall be applied to the Revolving Loan but without a permanent reduction of the Revolving Commitments.

(ii)    Intentionally deleted.

Section 2.9    General Provisions Regarding Payments.

(a)    All payments by the Borrower hereunder shall be paid in Dollars in immediately available funds, without setoff or counterclaim or any deduction or withholding whatsoever, including for any and all present and future taxes. If the Borrower makes a payment under this Agreement to which withholding tax applies or if any taxes (other than taxes on net income imposed by any Governmental Authority and measured by the taxable income the Lender would have received if all payments under or in respect of this Agreement were exempt from taxes levied by such Governmental Authority) are at any time imposed on any payments under or in respect of this Agreement including, but not limited to, payments made pursuant to this paragraph, the Borrower shall pay all such taxes to the relevant authority in accordance with applicable law such that the Lender receives the sum it would have received had no such deduction or withholding been made (or, if the Borrower cannot legally comply with the foregoing, the Borrower shall pay to Lender such additional amounts as will result in the Lender receiving the sum it would have received had no such deduction or withholding been made). Further, the Borrower shall also pay to the Lender, on demand, all additional amounts that the Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such taxes had not been imposed. The Borrower shall promptly provide the Lender with an original receipt or certified copy issued by the relevant authority evidencing the payment of any such amount required to be deducted or withheld.

(b)    The Lender may (but shall not be required to), and the Borrower hereby authorizes the Lender to, debit a deposit account of the Borrower or any Subsidiary of the Borrower held with the Lender or any of Lender’s Affiliates and designated for such purpose by the Borrower or such Subsidiary of Borrower in order to cause timely payment to be made to the Lender of all principal, interest and fees due hereunder or under any other Credit Document (subject to sufficient funds being available in its accounts for that purpose), including without limitation the account set forth below:

Routing: 063104668

Checking: 0325584464

(c)    Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest or fees hereunder, but such payment shall be deemed to have been made on the date therefor for all other purposes hereunder.

(d)    The Lender may, but shall not be obligated to, deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 2:00 p.m. to be a non‑conforming payment. Any such payment shall not be deemed to have been received by the Lender until the later of (i) the time such funds become available funds and (ii) the applicable next Business Day. The Lender shall give prompt telephonic notice to the Borrower (confirmed in writing) if any payment is non‑conforming. Any non‑conforming payment may constitute or become a Default in accordance with the terms of Section 8.1. Interest shall continue to accrue on any principal as to which a non‑conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate from the date such amount was due and payable until the date such amount is paid in full.

Section 2.10    Issuances of Letters of Credit.

(a)    Letters of Credit. Subject to the terms and conditions set forth herein, the Lender agrees to issue Letters of Credit in Dollars for the account of the Borrower or any Subsidiary from time to time during the Revolving Commitment Period; provided, that (i) after giving effect to such issuance, in no event shall (x) the Total Revolving Outstandings exceed the Revolving Commitment and (y) the Outstanding Amount of Letter of Credit Obligations exceed the Letter of Credit Sublimit; and (ii) no Letter of Credit shall have an expiration date later than one (1) year from the Maturity Date and (B) the date which is one (1) year from the date of issuance of such Letter of Credit. The Lender may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other mutually agreed means of communicating with a beneficiary.

(b)    Notice of Issuance. The Borrower shall request the issuance of a Letter of Credit by delivering to the Lender an Issuance Notice no later than 1:00 p.m. at least three (3) Business Days in advance of the proposed date of issuance. Upon satisfaction of the conditions precedent set forth herein, the Lender shall issue the requested Letter of Credit only in accordance the Lender’s standard operating procedures (including the delivery by the Borrower of a fully-executed Letter of Credit Application in the Lender’s standard form and such other documents and information as the Lender may require).

(c)    Responsibility of Lender With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Lender, by the respective beneficiaries of Letters of Credit. In furtherance and not in limitation of the foregoing, the Lender shall not be responsible for the following, none of which shall affect or impair, or prevent the vesting of, the Lender’s rights and powers hereunder: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Lender, including any governmental acts. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by the Lender under or in connection with any Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of the Lender to any Credit Party or any Subsidiary.

(d)    Reimbursement by the Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event the Lender has determined to honor a drawing under a Letter of Credit, the Lender shall notify the Borrower, and the Borrower shall reimburse the Lender on the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars equal to the amount of such drawing; provided, that, anything contained herein to the contrary notwithstanding, unless the Borrower shall have notified the Lender prior to 11:00 a.m. on the date such drawing is honored that the Borrower intends to reimburse the Lender for the amount of such drawing with funds other than the proceeds of a Revolving Loan, the Lender may, in its sole discretion, make a Revolving Loan on the Reimbursement Date in an amount in Dollars equal to the amount of such drawing and use the proceeds thereof to repay the Lender in the amount of such drawing.

(e)    Obligations Absolute. The obligation of the Borrower to reimburse the Lender for drawings honored under Letters of Credit and to repay any Revolving Loans made by the Lender pursuant to Section 2.10(d) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set‑off, defense or other right which the Borrower or the Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Lender or any other Person; (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets or financial condition of the Borrower or any Subsidiary; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that a Default shall have occurred and be continuing.

(f)    Applicability of ISP. Unless otherwise expressly agreed by the Lender and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.

(g)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the Lender hereunder for any and all drawings under such Letter of Credit. The Borrower acknowledges that the issuance of Letters of Credit for the account of the Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of the Subsidiaries.

(h)    Expiration of Letters of Credit Notwithstanding the foregoing or anything contained herein or in the Loan Documents to the contrary a Letter of Credit may expire after the Maturity Date subject to the terms of Section 2.10 hereof, so long as there is: (x) no Event of Default under the Loan Documents; and (y) each such Letter of Credit is sufficiently collateralized with Collateral pursuant to the terms hereof and in Bank’s sole but reasonable discretion, provided however that Bank shall have no obligation whatsoever to issue any Letters of Credit following the Maturity Date.

(i)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

Section 3.  YIELD PROTECTION

Section 3.1    Making or Maintaining Index Rate Loans.

(a)    Inability to Determine Applicable Interest Rate; Illegality or Impracticability. If the Lender at any time or from time to time determines that (i) the Index Rate is unavailable, (ii) the Index Rate cannot be determined, (iii) the Index Rate does not adequately reflect the cost to the Lender of making, funding, or maintaining any Loan, (iv) the use of the Index Rate has become impracticable or unreliable, (v) the Index Rate is no longer representative of the underlying market or economic reality, or (vi) it is no longer lawful for the Lender to lend at any rate based on the Index Rate, then, the Lender may elect to designate a substitute interest rate index (the “Replacement Index”). If the Lender designates a Replacement Index, the Lender may also determine at such time or from time to time thereafter that an Applicable Margin adjustment is necessary to produce a comparable interest rate to the interest rate that would have applied based on the Index Rate and the Applicable Margin. Upon such determination, the Lender will designate the Applicable Margin adjustment (which may be a positive or a negative number) and adjust the Applicable Margin accordingly (and the result will be the “Adjusted Margin”). The Lender will provide notice to the Borrower of the Replacement Index, any Applicable Margin adjustment, and the Adjusted Margin, as applicable, and their effective date. Thereafter, the Replacement Index shall be deemed to be and shall become the operative interest rate index for purposes of this Agreement and any other Credit Documents, and this Agreement shall continue to bear interest on the unpaid principal amount from the effective date of such designation(s) through repayment thereof at the Replacement Index plus the Applicable Margin or the Adjusted Margin, as applicable (subject to increase to or by any applicable default rate). In any event, the Replacement Index will not be less than zero percent (0%) per annum. The Replacement Index may not necessarily be the Lender’s most favorable lending rate or interest rate index. Any determination or designation made by the Lender under this paragraph shall be made in Lender’s sole and absolute discretion and shall be conclusive and binding absent manifest error. In connection with the implementation of a Replacement Index and, as applicable the Adjusted Margin, Lender may make any technical, administrative, or operational changes that may be appropriate to facilitate the administration thereof.

(b)    Compensation for Breakage. The Borrower shall compensate the Lender, upon written request by the Lender (which request shall set forth the basis for requesting such amounts), for all reasonable out-of-pocket losses, expenses and liabilities (including any interest paid or calculated to be due and payable by the Lender to lenders of funds borrowed by it to make or carry its Index Rate Loans and any loss, expense or liability sustained by the Lender in connection with the liquidation or re‑employment of such funds but excluding loss of anticipated profits) which the Lender sustains: (i) if for any reason (other than a default by the Lender) a Borrowing of any Index Rate Loans does not occur on a date specified therefor in a Funding Notice or a telephonic request for such Borrowing, or a conversion to or continuation of any Index Rate Loans does not occur on a date specified therefor in a Funding Notice or a telephonic request for such conversion or continuation; or (ii) if any prepayment of a Index Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower. A certificate of the Lender setting forth in reasonable detail the amount or amounts necessary to compensate the Lender and the circumstances giving rise thereto shall be delivered to the Borrower and shall be conclusive absent manifest error. In the absence of any such manifest error, the Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof. Notwithstanding the foregoing, Lender shall only assess such fees to Borrower if same are assessed to similarly situated borrowers and are not arbitrarily imposed by Lender.

Section 3.2    Increased Costs.

(a)    Increased Costs Generally. The Borrower will pay the Lender, on demand, for the Lender’s costs or losses arising from any Change in Law which are allocated to this Agreement, any Credit Document or any credit outstanding under or arising in connection with this Agreement and/or any other Credit Document. The allocation will be made as determined by the Lender, using any reasonable method. The costs include, without limitation, the following:

(i)    any reserve or deposit requirements; and

(ii)    any capital or liquidity ratios or requirements relating to the Lender’s assets and commitments for credit.

Section 4. CONDITIONS PRECEDENT

Section 4.1    Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction (or waiver by the Lender) of the following conditions:

(a)    Pledgor shall have funded Account Number 1001033608 with Lender in the amount of $7,000,000.00 (the “Investment Account”) which is a wealth management trust account and can be used for only for investment in money market funds and shall maintain the balance of $7,000,000.00 for the life of the Loan (the “Minimum Cash Balance”);

(b)    Borrower and Pledgor shall have executed and delivered in favor of Lender all Credit Documents required by Lender, including without limitation the Investment Account Pledge Agreement and the Control Agreement;

(c)    Borrower and Pledgor shall have delivered all information and documentation as may be reasonably required by Lender.

Section 4.2    Conditions to Each Credit Extension. The obligation of the Lender to make any Credit Extension on any Credit Date, including the Closing Date, is subject to the satisfaction of the following conditions precedent: (a) the Lender shall have received a Funding Notice or Issuance Notice; (b) the representations and warranties of the Credit Parties contained herein and in the other Credit Documents shall be true and correct on and as of such Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date; and (c) no Default shall have occurred and be continuing as of such Credit Date.

Section 5. REPRESENTATIONS AND WARRANTIES

Each Credit Party represents and warrants to the Lender as follows:

Section 5.1    Organization; Requisite Power and Authority; Qualification. The Borrower, Pledgor and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the applicable laws of its jurisdiction of organization, (b) has all requisite power and authority to execute, deliver and perform its obligations under the Credit Documents to which it is a party and (c) is qualified to do business and in good standing in every jurisdiction where necessary to carry out its business and operations, except where the failure to do so could not be reasonably expected to have a Material Adverse Effect.

Section 5.2    Equity Interests and Ownership. Schedule 5.2 correctly sets forth the ownership interest of the Borrower in its Subsidiaries as of the Closing Date. The equity interests of each Subsidiary have been duly authorized and validly issued and are fully paid and non‑assessable. Except as set forth on Schedule 5.2, as of the Closing Date, there is no existing option, warrant, call, right, commitment, buy-sell, voting trust or other shareholder agreement or other agreement to which any Subsidiary is a party requiring the issuance by any Subsidiary of any equity interests.

Section 5.3    Due Authorization. The execution, delivery and performance of each of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

Section 5.4    No Conflict. The execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party do not (a) violate any applicable laws, any of the Organizational Documents of the Borrower or any Subsidiary or any order, judgment or decree of any Governmental Authority or arbitrator binding on any Credit Party; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations of any Credit Party; or (c) result in or require the creation or imposition of any Lien upon any property of any Credit Party (other than any Liens created under any of the Credit Documents in favor of the Lender).

Section 5.5    Governmental Consents. The execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party do not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings to perfect the Liens created by the Credit Documents and registrations, consent, approvals, notices and other actions which have been obtained or made.

Section 5.6    Due Execution and Delivery; Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legal, valid and binding obligation of each Credit Party that is a party thereto, enforceable against such Credit Party in accordance with its terms, except as may be limited by Debtor Relief Laws or by equitable principles relating to enforceability.

Section 5.7    Intentionally deleted.

Section 5.8    No Material Adverse Effect; No Default.

(a)    No Material Adverse Effect. Since December 19, 2022, no event, circumstance or condition has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(b)    No Default. No Default has occurred and is continuing.

Section 5.9    Tax Matters. The Borrower and its Subsidiaries have filed all federal, state and other material tax returns, and have paid all federal, state and other material taxes levied or imposed upon them or their respective properties, income, businesses and franchises otherwise due and payable, except for any such taxes that (a) have been finally settled or (b) are being actively contested in good faith and by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.

Section 5.10    Properties.

(a)    Title. The Borrower and its Subsidiaries have good title to all of their respective properties reflected in most recent financial statements delivered pursuant to Section 6.1, except for assets disposed of since the date of such financial statements.

(b)    Real Estate. As of the Closing Date, Schedule 5.10(b) contains a true, accurate and complete list of all fee and leasehold interests of the Borrower and its Subsidiaries in real property and any other location where books and records related to Collateral are located.

(c)    Intellectual Property. Each of the Borrower and its Subsidiaries owns or is validly licensed to use all intellectual property that is necessary for the conduct of its business and, to the knowledge of each Credit Party, is not infringing, misappropriating, diluting, or otherwise violating the intellectual property rights of any other Person except as could not reasonably be expected to have a Material Adverse Effect.

Section 5.11    Environmental Matters. (a) Neither the Borrower nor any Subsidiary nor any property or operations of the Borrower or any Subsidiary, and to their knowledge, no former property or operations of the Borrower or any Subsidiary, are subject to any outstanding order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (b) neither the Borrower nor any Subsidiary has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law; (c) there are and, to each Credit Party’s knowledge, have been, no Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect; (d) neither the Borrower nor any Subsidiary has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any of its facilities (solely during and with respect to such person’s ownership thereof), and neither the Borrower’s nor any Subsidiary’s operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260‑270 or any equivalent state rule defining hazardous waste. Compliance with all current requirements pursuant to or under Environmental Laws could not be reasonably expected to have a Material Adverse Effect.

Section 5.12    No Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Credit Parties, threatened or contemplated, by or against the Borrower or any Subsidiary that (a) purport to affect or pertain to any of the Credit Documents or any transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect.

Section 5.13    Information Regarding the Borrower and its Subsidiaries. Set forth on Schedule 5.13 is the jurisdiction of organization, chief executive office, exact legal name, U.S. tax payer identification number and organizational identification number of each Credit Party as of the Closing Date. Except as set forth on Schedule 5.13, no Credit Party thereof has during the four (4) years preceding the Closing Date (a) changed its legal name, (b) changed its state of formation or (c) been party to a merger, consolidation or other change in structure.

Section 5.14    Governmental Regulation.

(a)    Neither the Borrower nor any Subsidiary is subject to regulation under the Investment Company Act of 1940. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

(b)    No Credit Party or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying and Margin Stock.

(c)    Neither the Borrower nor any Subsidiary is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.).

(d)    None of the Borrower, any of its Subsidiaries or any director or officer of the Borrower or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

(e)    The Borrower and its Subsidiaries are in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto.

(f)    To the extent applicable, each of the Borrower and its Subsidiaries is in compliance with Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”).

Section 5.15    Pension Plans. Neither the Borrower nor any of its Subsidiaries has a Pension Plan.

Section 5.16    Solvency. The Borrower individually is, and the Borrower and its Subsidiaries on a consolidated basis are, Solvent.

Section 5.17    Compliance with Laws. Each of the Borrower and its Subsidiaries is in compliance with all applicable laws except for non‑compliance that could not reasonably be expected to result in a Material Adverse Effect. Each of the Borrower and its Subsidiaries possesses all certificates, authorities or permits issued by appropriate Governmental Authorities necessary to conduct the business now operated by them and the failure of which to have could reasonably be expected to have a Material Adverse Effect and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit the failure of which to have or retain could reasonably be expected to have a Material Adverse Effect.

Section 5.18    Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to the Lender by or on behalf of the Borrower or any Subsidiary for use in connection with the transactions contemplated hereby (other than projections and pro forma financial information contained in such materials) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in any material manner. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Credit Parties to be reasonable at the time made. The information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 5.19    Insurance.

(a)    The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of such Persons, which insurance coverage is reasonably acceptable to the Lender.

Section 5.20    Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the knowledge of the Borrower or any of its Subsidiaries, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the knowledge of the Borrower or any of its Subsidiaries, threatened against any of them before any Governmental Authority. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6. AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, at all times prior to the date on which each of the following shall have occurred: (x) all Commitments have terminated, (y) all Obligations have been paid in full (other than contingent indemnification obligations), and (z) all reimbursement obligations under the Letters of Credit which are outstanding at the time of such termination shall have been sufficient collateralized with Collateral (in Bank’s sole but reasonable discretion), Borrower shall and shall cause each of its Subsidiaries to:

Section 6.1    Financial Statements and Other Reports. Deliver to the Lender:

(a)    Minimum Liquidity. Within forty five (45) days of the end of each fiscal quarter, the Investment Account will be measured to confirm that Pledgor has maintained a minimum cash balance of $7,000,000.00.

(b)    Annual Financial Statements. Within one hundred and twenty (120) days after the end of each fiscal year (i) the balance sheet of the Borrower as at the end of such fiscal year and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of the Borrower for such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year (excluding the figures related to periods prior to June 17, 2021), in reasonable detail, together with an Authorized Officer Certification with respect thereto; and (ii)  a report thereon from an independent certified public accountant reasonably acceptable to the Lender (it being understood that Grant Thornton is acceptable) which report shall be unqualified as to going concern and scope of audit, and shall state that such financial statements fairly present the financial position of the Borrower as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(c)    Compliance Certificates. Together with each delivery of the financial statements pursuant to Section 6.1, a duly completed Compliance Certificate.

(d)    Quarterly Financial Statements. Within forty five (45) days following Lender’s written request, consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the then current fiscal year (including the fiscal year in which the Maturity Date occurs);

(e)    Information Regarding Collateral. Each Credit Party will furnish to the Lender prior written notice of any change in such Credit Party’s legal name, state of incorporation or formation, form of organization, Federal Taxpayer Identification Number or the location of any books and records related to the Collateral;

(f)    Notice of Default, Material Adverse Effect and Termination of Material Contracts. Promptly upon any Authorized Officer of any Credit Party obtaining knowledge thereof, notice of (i) any Default, (ii) the occurrence of any event, circumstances or condition that has had or could reasonably be expected to have Material Adverse Effect, or (iii) any termination of a Material Contract or the occurrence of any default thereunder; and,

(g)    Beneficial Ownership Certificate. Promptly, upon the occurrence thereof, any change to the information set forth in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners set forth therein;

(h)    Data Breach. Promptly, and in any event within five (5) Business Days, upon any Authorized Officer of any Credit Party obtaining knowledge thereof, notice of any material data breach affecting the Borrower or any of its Subsidiaries if such data breach would be reasonably likely to result in a Material Adverse Affect with respect to any Credit Party; and

(i)    Other Information. Promptly, such other information with respect to the Borrower or any Subsidiary as from time to time may be reasonably requested by the Lender.

Each notice pursuant to clause (f) or clause (h) of this Section 6.1 shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower and/or the other applicable Credit Party has taken and proposes to take with respect thereto.

Section 6.2    Existence; Preservation. Preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business.

Section 6.3    Payment of Taxes and Other Obligations. Pay (a) all federal, state and other material taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and (b) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto.

Section 6.4    Maintenance of Properties. Maintain in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Borrower and its Subsidiaries.

Section 6.5    Insurance. Maintain, with financially sound and reputable insurers reasonably acceptable to the Lender (and not Affiliates of the Borrower) insurance, customarily carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons which are reasonably required by Lender hereunder. Each such policy of insurance shall (a) in the case of each liability insurance policy, contain an additional insured clause or endorsement, reasonably satisfactory in form and substance to the Lender, that names the Lender, as an additional insured thereunder as its interests may appear, and (b) in the case of each property insurance policy, contain a lender’s loss payable clause or endorsement, reasonably satisfactory in form and substance to the Lender, that names the Lender, as the lender’s loss payee thereunder and (c) provide for at least thirty (30) days’ prior written notice to the Lender of any modification or cancellation of such policy.

Section 6.6    Inspections. Permit representatives and independent contractors of the Lender to visit and inspect any of its properties or records, to conduct field audits and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired.

Section 6.7    Compliance with Laws and Contractual Obligations. Comply with (a) all applicable laws and (b) all contractual obligations, for which noncompliance with could reasonably be expected to have a Material Adverse Effect.

Section 6.8    Use of Proceeds. Use the proceeds of the Credit Extensions (a) for working capital and general corporate purposes, (b) to refinance, simultaneously with the closing of this Agreement, certain existing Indebtedness, and/or (c) to pay transaction fees, costs and expenses related to this Agreement and the other Credit Documents, in each case not in contravention of applicable laws or of any Credit Document.

Section 6.9    Pledge of Property.

(a)    Investment Account. At all times hereunder, Pledgor shall cause the Investment Account and all Qualified Investments to be pledged to Lender to secure the Obligations pursuant to the Investment Account Pledge Agreement and to maintain a first priority security interest therein. Moreover, Pledgor and the each Credit Party shall execute and deliver all Collateral Documents as may be required from time to time to perfect Lender’s security interest with respect to the Investment Account and the Qualified Investments, all in form, content and scope satisfactory to the Lender, and deliver such other documentation and take such other action as the Lender may reasonably request in connection with the foregoing, all in form, content and scope reasonably satisfactory to the Lender. Notwithstanding the foregoing or anything contained herein to the contrary, the Total Revolving Outstandings shall not at any time exceed the sum equal to ninety percent (90%) of the value of the Qualified Investments held in the Investment Account (the “Advance Threshold”) as determined by Lender in its sole but reasonable discretion. In the event the Advance Threshold is exceeded at any time, Pledgor and/or Borrower shall be required to either: (i) purchase additional Qualified Investments in the Investment Account; or (ii) deposit with Lender within ten (10) calendar days sufficient collateral to remedy such shortfall which must be acceptable to Lender in its sole discretion.

Section 6.10    Books and Records. Keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities.

Section 6.11    Intentionally deleted.

Section 6.12    Depository Relationship. Cause the Credit Parties to maintain depository accounts with the Lender.

Section 6.13    Intentionally deleted.

Section 7. NEGATIVE COVENANTS

Borrower covenants and agrees that, at all times prior to the date on which each of the following shall have occurred: (x) all Commitments have terminated, (y) all Obligations have been paid in full, and (z) all reimbursement obligations under the Letters of Credit which are outstanding at the time of such termination shall have been sufficiently collateralized with Collateral (in Bank’s sole but reasonable discretion), Borrower shall not:

Section 7.1    Indebtedness. Create, incur, assume or guaranty or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, other than: (a) Indebtedness owing to the Lender or its Affiliates; (b) Indebtedness of Borrower to any other Credit Party, to Affiliates of any other Credit Party, or to entities which control the Credit Parties or their Affiliates given in the ordinary course of business which would not be reasonably likely to cause a Material Adverse Effect; and (c) Guarantees with respect to Indebtedness permitted under another clause of this Section 7.1; and (d) intentionally deleted.

Section 7.2    Liens. Create, incur, assume or permit to exist any Lien on any of its property, except (collectively, “Permitted Liens”): (a) Liens in favor of the Lender; (b) Liens for taxes not yet due; (c) statutory Liens of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than ERISA), in each case incurred in the ordinary course of business for amounts not yet overdue; (d) easements, rights‑of‑way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries, and (e) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return‑of‑money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof.

Section 7.3    Restricted Payments. Declare or make any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that so long as no Default or Event of Default has occurred and is continuing at such time or would result therefrom: (a) each Subsidiary may make Restricted Payments to the Borrower or any other Subsidiary; (b) the Borrower may declare and make dividend payments or other distributions payable solely in the equity interests of such Person and the Preferred Return to the Class A Member of Borrower (as such terms are defined in the Sixth Amended and Restated Limited Liability Company Agreement of Borrower); and (c) the Borrower may make Permitted Tax Distributions.

Section 7.4    Burdensome Agreements. Enter into, or permit to exist, any contractual obligation that encumbers or restricts the ability of any such Person to (a) pay dividends or make any other distributions to Borrower on its equity interests or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to Borrower, (c) make loans or advances to any Borrower, (d) sell, lease or transfer any of its property to Borrower, (e) pledge its property pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (f) act as a Borrower pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(e) above) for (i) this Agreement and the other Credit Documents, (ii) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien or (iii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.8 pending the consummation of such sale.

Section 7.5    Investments. Make or own any Investment in any Person, except: (a) Investments in cash, certificates of deposit, U.S. treasury bills and other obligations of the federal government and readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission); (b) equity Investments made prior to the Closing Date in any Subsidiary; (c) Investments by a Credit Party in any other Credit Party; (d) guarantees to the extent permitted under Section 7.1(c); (e) Investments by any Subsidiary that is not a Credit Party in any other Subsidiary that is not a Credit Party; and (f) Investments constituting accounts receivable, trade debt and deposits for the purchase of goods, in each case made in the ordinary course of business.

Section 7.6    Intentionally deleted.

Section 7.7    Intentionally deleted.

Section 7.8    Fundamental Changes; Asset Sales. Enter into any merger or consolidation, or liquidate, wind‑up or dissolve or make any Asset Sale, except (a) any Subsidiary may be merged with or into the Borrower or any other Subsidiary; provided, that if the Borrower is party thereto, the Borrower shall be the continuing or surviving Person; and (b) Asset Sales, the proceeds of which when aggregated with the proceeds of all other Asset Sales made within the same fiscal year, do not exceed $500,000.00; provided, further, that (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the applicable Credit Party) and (ii) all such consideration shall be paid in cash.

Section 7.9    Transactions with Affiliates. Enter into or permit to exist any transaction with any Affiliate of the Borrower or any Subsidiary on terms that are less favorable to the Borrower or such Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not an Affiliate of the Borrower or such Subsidiary; provided, that the foregoing restriction shall not apply to (a) any transaction between or among the Credit Parties and/or Pledgor or one of its Subsidiaries and (b) normal and reasonable compensation and reimbursement of expenses of officers and directors in the ordinary course of business.

Section 7.10    Use of Proceeds. (a) No portion of the proceeds of any Credit Extension shall be used (i) to refinance any commercial paper issued by a Credit Party or (ii) in any manner that causes such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System as in effect from time to time or any other regulation thereof or to violate the Securities Exchange Act of 1934 (the “Exchange Act”), and (b) the Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

Section 7.11    Conduct of Business. Engage in any business other than the businesses engaged in by the Borrower or such Subsidiary on the Closing Date and businesses that are substantially similar, related or incidental thereto.

Section 7.12    Fiscal Year. Change its fiscal year-end.

Section 7.13    Amendments to Organizational Agreements. Amend or permit any amendment to any of its Organizational Documents in a manner that is materially adverse to the Lender.

Section 7.14    Sales and Leasebacks. Enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 8.  EVENTS OF DEFAULT; REMEDIES; APPLICATION OF FUNDS.

Section 8.1    Events of Default. The occurrence of one or more of the following conditions or events shall constitute an “Event of Default”:

(a)    Failure to Make Payments When Due. Failure by any Credit Party to pay any amount hereunder when due for which the applicable Credit Party is liable; or

(b)    Default in Other Agreements. (i) Failure of any Credit Party or any Subsidiary to pay when due any principal of or interest on or any other amount payable in respect of any Indebtedness beyond the grace or cure period, if any, provided therefor; (ii) any breach or default by any Credit Party or any Subsidiary with respect to any other term of any Indebtedness beyond the grace or cure period, if any, provided therefor, or any other event occurs, in each case, if the effect of such breach or default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or (iii) there occurs under any Swap Agreement an Early Termination Date (as defined in such Swap Agreement) resulting from (A) any event of default under such Swap Agreement as to which any Credit Party or any Subsidiary is the Defaulting Party (as defined in such Swap Agreement) or (B) any Termination Event (as defined in such Swap Agreement) under such Swap Agreement as to which any Credit Party or any Subsidiary is an Affected Party (as defined in such Swap Agreement); or

(c)    Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 6.1, Section 6.2, Section 6.6, Section 6.8, Section 6.9, or Section 7; or

(d)    Other Defaults Under Credit Documents. Any Credit Party or Pledgor shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days thereof; or

(e)    Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party or Pledgor in any Credit Document or in any statement or certificate at any time given by any Credit Party or Pledgor in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(f)    Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party, Pledgor or any Subsidiary in an involuntary case under Debtor Relief Laws, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Credit Party, Pledgor or any Subsidiary under Debtor Relief Laws; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party or any Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Credit Party, Pledgor or any Subsidiary for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party, Pledgor or any Subsidiary, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g)    Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Credit Party, Pledgor or any Subsidiary shall have an order for relief entered with respect to it or shall commence a voluntary case under Debtor Relief Laws, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Credit Party, Pledgor or any Subsidiary shall make any assignment for the benefit of creditors; or (ii) any Credit Party, Pledgor or any Subsidiary shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Credit Party or any Subsidiary or any committee thereof shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h)    Judgments and Attachments. (i) Any one or more money judgments, writs or warrants of attachment or similar process involving an aggregate amount at any time in excess of the Threshold Amount shall be entered or filed against any Credit Party or any Subsidiary or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days; or (ii) any non-monetary judgment or order shall be rendered against any Credit Party or any Subsidiary that could reasonably be expected to have a Material Adverse Effect; or

(i)    Material Adverse Effect. There shall occur any event, circumstance or condition that has had or could reasonably be expected to have a Material Adverse Effect; or

(j)    Change of Control. A Change of Control shall occur; or

(k)    Invalidity of Credit Documents and Other Documents. At any time after the execution and delivery thereof, (i) this Agreement or any other Credit Document ceases to be in full force and effect, or the Lender shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents, or (ii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lender, under any Credit Document to which it is a party.

Section 8.2    Remedies. Upon the occurrence of any Event of Default described in Section 8.1(f) or Section 8.1(g), automatically, and upon the occurrence and during the continuance of any other Event of Default, upon notice to the Borrower by the Lender, (a) the Commitments and the obligation of the Lender to issue any Letter of Credit shall immediately terminate; (b) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each of the Credit Parties: (i) the unpaid principal amount of and accrued interest on the Loans and (ii) all other Obligations; and (c) the Lender may enforce any and all Liens and security interests created pursuant to Collateral Documents. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default has been cured to the satisfaction of the Lender or waived in writing in accordance with the terms of Section 9.4.

Section 8.3    Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Lender in the order determined by the Lender in its sole discretion.

Section 9. MISCELLANEOUS

Section 9.1    Notices; Effectiveness; Electronic Communications.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone and except as provided in subsection (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the telephone number, in each case specified in Schedule 9.1 for the applicable person. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received.

(b)    Electronic Communications. Notices and other communications to the Credit Parties or the Lender hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Lender, provided that the foregoing shall not apply to notices to the Lender pursuant to Section 2 if the Lender has notified the Borrower that it is incapable of receiving notices under such Section by electronic communication.

(c)    Change of Address, Etc. Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto.

Section 9.2    Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses. Borrower shall pay all reasonable out‑of‑pocket expenses incurred by the Lender (including the reasonable out-of-pocket fees, charges and disbursements of counsel for the Lender) in connection with (A) the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not consummated), (B) the enforcement or protection of its rights in connection with this Agreement and the other Credit Documents, and (C) the Loans made hereunder or Letters of Credit issued including its rights under this Section and all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (ii) all reasonable out‑of‑pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder.

(b)    Indemnification by the Credit Parties. The Credit Parties shall indemnify the Lender, its Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of the Lender and of the Lender’s Affiliates (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any Subsidiary) arising out of, in connection with, or as a result of (i) the execution or delivery of any Credit Document or any agreement or instrument contemplated thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature or in the form of an Electronic Record that the Indemnitee reasonably believes to be made by an Authorized Officer), the performance by the parties hereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary or any Environmental Liability or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, none of the Credit Parties shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Credit Document or any agreement or instrument contemplated thereby, the transactions contemplated thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with any Credit Document or the transactions contemplated hereby or thereby.

(d)    Payments. All amounts due under this Section shall be payable promptly, but in any event within ten (10) Business Days after written demand therefor (including delivery of copies of applicable invoices).

Section 9.3    Set‑Off. ‑If an Event of Default shall have occurred and be continuing, the Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable laws, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of any Credit Party against any and all of the obligations of such Credit Party now or hereafter existing under any Credit Document to the Lender or its Affiliates, irrespective of whether or not the Lender or such Affiliate shall have made any demand under any Credit Document and although such obligations of such Credit Party may be contingent or unmatured or are owed to a branch, office or Affiliate of the Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.4    Amendments and Waivers; Conflict. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective unless in a writing signed by the Lender. If the Lender shall identify an inconsistency, obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Lender shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Borrower within five (5) Business Days following receipt of notice thereof. In the event of any conflict between the terms of this Agreement and the terms of the Credit Documents, the terms hereof shall supersede and control.

Section 9.5    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender. The Lender may assign or otherwise transfer, or, without limitation of Section 9.5(b), sell participations in, any of its rights or obligations hereunder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants of the Lender and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    The Borrower understands that the Lender may from time to time enter into a participation agreement or agreements with one or more participants pursuant to which each such participant shall be given a participation in the Loan and that any such participant may from time to time similarly grant to one or more subparticipants subparticipations in the Loans. The Borrower agrees that any participant or subparticipant may exercise any and all rights of banker’s lien or set-off with respect to the Borrower, as fully as if such participant or subparticipant had made a loan directly to the Borrower in the amount of the participation or subparticipation given to such participant or subparticipant in the Loans. For the purposes of this Section 9.5(b) only, the Borrower shall be deemed to be directly obligated to each participant or subparticipant in the amount of its participation interest in the amount of the principal of, and interest on, the Loans. Nothing contained in this Section 9.5(b) shall affect the Lender’s right of set-off (under Section 9.3 or applicable law) with respect to the entire amount of the Loans, notwithstanding any such participation or subparticipation. The Lender may divulge to any participant or subparticipant all information, reports, financial statements, certificates and documents obtained by it from the Borrower or any other person under any provision of the Agreement or otherwise.

Section 9.6    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Section 2.9, Section 3.1(b), Section 3.2, Section 9.2 and Section 9.3, shall survive the payment of the Loans the cancellation, expiration or cash collateralization of the Letters of Credit and the termination hereof.

Section 9.7    No Waiver; Remedies Cumulative. No failure or delay on the part of the Lender in the exercise of any power, right or privilege under any Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to the Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents, any Swap Agreement or any Treasury Management Agreement.

Section 9.8    Marshalling; Payments Set Aside. The Lender shall not be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Lender, or the Lender enforces any security interests or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 9.9    Severability. In case any provision in or obligation in any other Credit Document shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions or obligations, shall not in any way be affected or impaired thereby.

Section 9.10    Applicable Laws.

(a)    Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Florida.

(b)    Submission to Jurisdiction. Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Florida sitting in Broward County and of the United States District Court for the Southern District of Florida, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Florida State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or Pledgor or its properties in the courts of any jurisdiction.

(c)    Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in subsection (b) of this Section 9.10. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 9.11    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12    Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable laws shall not exceed the Highest Lawful Rate and, in the event any such excess payment is made by the Borrower or received by the Lender, such excess shall be credited to the payment of principal. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable laws, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 9.13    Counterparts; Integration; Effectiveness. This Agreement and the other Credit Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.14    No Advisory of Fiduciary Relationship. The relationship between the Lender, on one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. Neither Lender nor any of its Affiliates has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Lender and its Affiliates and the Credit Parties by virtue of, any Credit Document or any transaction contemplated therein.

Section 9.15    Electronic Execution.

(a)     This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may, if agreed by the Lender, be in the form of an Electronic Record and may be executed using Electronic Signatures, including, without limitation, facsimile and/or .pdf. The Credit Parties agree that any Electronic Signature (including, without limitation, facsimile or .pdf) on or associated with any Communication shall be valid and binding on the Credit Parties to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of the Credit Parties enforceable against the Credit Parties in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered to the Lender.   Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Lender of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Lender may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the Lender’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Lender is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Lender pursuant to procedures approved by it; provided, further, that, without limiting the foregoing, (i) to the extent the Lender has agreed to accept such Electronic Signature, the Lender shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Credit Party without further verification and (ii) upon the request of the Lender any Electronic Signature shall be promptly followed by a manually executed, original counterpart.  For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

(b)    Each of the Credit Parties represents and warrants to the other parties hereto that it has the corporate capacity and authority to execute this Agreement and any other Communication through electronic means and there are no restrictions on doing so in such Person’s constitutive documents.

(c)    Each of the parties hereto hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement or any other Credit Document based solely on the lack of paper original copies thereof, and (ii) any claim against the Lender for any liabilities arising solely from the Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Credit Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.16    USA PATRIOT Act. The Lender hereby notifies each of the Credit Parties that pursuant to the requirements of the Patriot Act, the Lender is required to obtain, verify and record information that identifies each of the Credit Parties and each Person signing the Credit Documents on behalf of the Credit Parties, which information includes the name and address of each of the foregoing and other information that will allow the Lender to identify each of the foregoing in accordance with the Patriot Act.

[Signatures on Following Page(s)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:                  IT'SUGAR LLC, a Delaware limited liability company

By:/s/ Brett Sheppard

Name: Brett Sheppard

Title: Manager

PLEDGOR                   BBX CAPITAL REAL ESTATE LLC, a Florida limited liability company

By:/s/ Brett Sheppard

Name: Brett Sheppard

Title: Manager

LENDER:                   REGIONS BANK

By: /s/ Sydnee Renard

Name:  Sydnee Renard

Title: Sr Business Relationship Manager

[Signature Page to Credit Agreement]

Schedule 1

Definitions

“Acquisition” means the acquisition in a single transaction or in a series of related transactions of all or any substantial portion of the property of, or a line of business, product line or division of, another Person or at least a majority of the equity interests of another Person, in each case whether or not involving a merger or consolidation with such other Person.

“Advance Threshold” shall have the meaning set forth in Section 6.9(a) of the Agreement.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Applicable Margin” means a percentage per annum equal to one-half of one percent (.50%).

“Asset Sale” means a sale, lease, sale and leaseback, assignment, conveyance, exclusive license (as licensor), transfer or other disposition of property (including the equity interests of any Subsidiary) to any Person in one transaction or a series of transactions by the Borrower or any Subsidiary other than (a) dispositions of surplus, obsolete or worn out property or property no longer used or useful in the business of the Borrower or any Subsidiary in the ordinary course of business; (b) dispositions of inventory sold, and intellectual property licensed, in the ordinary course of business; (c) dispositions of accounts receivable resulting from the compromise or settlement thereof for less than the full amount thereof in the ordinary course of business; (d) dispositions of Cash Equivalents in the ordinary course of business; and (e) licenses, sublicenses, leases or subleases granted to any third parties in arm’s-length commercial transactions in the ordinary course of business that do not interfere in any material respect with the business of the Borrower or any Subsidiary.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer.

“Authorized Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of an Authorized Officer of the Borrower that such financial statements fairly present the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year‑end adjustments.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Beneficial Ownership Certification” means a certification regarding the beneficial ownership of and with respect to the Borrower.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type of Loan.

“Business Day” means (a) any day excluding Saturday, Sunday and any other day on which the Lender is in fact closed in the State of Florida, and (b) with respect to all notices, determinations, fundings and payments in connection with Index Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (a) and which is also a SIFMA Business Day.

“Cash Equivalents” means, as of any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A‑1 from S&P or at least P‑1 from Moody’s; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A‑1 from S&P or at least P‑1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by the Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, and (iii) all requests, rules, guidelines or directives issued by a Governmental Authority in connection with a Lender’s submission or re-submission of a capital plan under 12 C.F.R. § 225.8 or a Governmental Authority’s assessment thereof, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which a Subsidiary of BBX Capital, Inc. shall cease to own and control directly or indirectly, more than fifty percent (50%) of the outstanding equity interests of the Borrower.

“Collateral” means the collateral identified in, and at any time covered by, the Collateral Documents.

“Collateral Documents” means the Control Agreement, Investment Account Pledge Agreement and all other instruments, security agreements, mortgages and other documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to the Lender a Lien on any property as security for the Obligations.

“Commitments” means the Revolving Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit 6.1(c).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote five percent (5%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Control Agreement” means that certain Account Control Agreement by and between Pledgor and Lender dated of even date herewith concerning the Investment Account.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Note, Investment Account Pledge Agreement, each Issuer Document, each Collateral Document, and, to the extent evidencing or securing the Obligations, all other documents, instruments or agreements executed and delivered by any Credit Party and Pledgor for the benefit of the Lender in connection herewith or therewith.

“Credit Extension” means the making of a Loan or the issuance, amendment or increase of a Letter of Credit.

“Credit Parties” means the Borrower and the Pledgor.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the applicable Note Rate plus two (2%) percent per annum.

“Dollars” and the sign “$” mean the lawful money of the United States.

“Entity Guarantors” means (a) with respect to all Obligations, each Person identified as an “Entity Guarantor” on the signature pages hereto or in the Guaranty Agreement and each other Person that joins as an Entity Guarantor pursuant to Section 7.11 and (b) with respect to Swap Obligations, Treasury Management Obligations and Swap Obligations of a Specified Credit Party (determined before giving effect to any applicable keepwell provision), the Borrower, and (c) in each case, their successors and permitted assigns.

“Environmental Claim” means any known investigation, written notice, notice of violation, written claim, action, suit, proceeding, written demand, abatement order or other written order or directive (conditional or otherwise) by any Person arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity or (c) in connection with any actual or alleged damage, injury, threat or harm to human health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future federal or state (or any subdivision of either of them) statutes, ordinances, orders, rules, regulations, judgments, authorizations or any other written requirements of Governmental Authorities relating to (a)  any Hazardous Materials Activity, (b) the generation, use, storage, transportation or disposal of Hazardous Materials or (c)  protection of human health and the environment from pollution, in any manner applicable to the Borrower or any Subsidiary or any property of the Borrower or any Subsidiary.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which Borrower or any Subsidiary assumed liability with respect to any of the foregoing.

“Equity Transaction” means any issuance or sale by the Borrower or any Subsidiary of its equity interest other than an issuance (a) to the Borrower or any Subsidiary, (b) in connection with a conversion of debt securities to equity or (c) in connection with the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which notice to the PBGC has been waived by regulation); (b) the failure to meet the “minimum funding standard” as defined in of Section 412 of the Internal Revenue Code with respect to any Pension Plan or Multiemployer Plan; (c) the notice of intent to terminate a Pension Plan in a distress termination described in Section 4041(c) of ERISA; (d) the existence of any liability pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan or the appointment of a trustee to administer any Pension Plan; (f) the imposition of liability pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, each case reasonably likely to result in material liability; (g) the complete or partial withdrawal of the Borrower, any Subsidiary or any of their respective ERISA Affiliates from any Multiemployer Plan if such withdrawal is reasonably likely to result in material liability, or the receipt by the Borrower, any Subsidiary or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is insolvent or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, if such insolvency or termination is reasonably likely to result in material liability; (h) the imposition of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Pension Plan if such fines, penalties, taxes or related charges are reasonably likely to result in material liability; (i) the assertion of a material claim (other than routine claims for benefits) against any Pension Plan other than a Multiemployer Plan or the assets thereof; or (k) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) or 4068 of ERISA.

“Extraordinary Receipt” means any cash received by or paid to or for the account of the Borrower or any Subsidiary not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than insurance proceeds of Involuntary Dispositions), indemnity payments and any purchase price adjustments; provided, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance or indemnity payments to the extent that such proceeds, awards or payments are received by the Borrower or any Subsidiary in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Funded Debt” means, as to any Person at a particular time, all outstanding liabilities of such Person for borrowed money and other interest-bearing liabilities of such Person, including current and long term debt, less the non-current portion of Subordinated Liabilities; provided, that for the avoidance of doubt, “Funded Debt” shall not include operating lease liabilities.

“Funding Notice” means a notice substantially in the form of Exhibit 2.1.

“GAAP” means accounting principles generally accepted in the United States in effect as of the date of determination thereof.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank and any group or body charged with setting financial accounting or regulatory capital rules or standards).

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means any hazardous substances defined by the Comprehensive Environmental Response Compensation and Liability Act, 42 USCA 9601, et. seq., as amended, including any hazardous waste as defined under 40 C.F.R. Parts 260-270, gasoline or petroleum (including crude oil or any fraction thereof), asbestos or polychlorinated biphenyls.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under applicable laws relating to the Lender which are currently in effect or, to the extent allowed under such applicable laws, which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all Funded Debt; (b) net obligations under any Swap Agreement (determined based on the applicable Swap Termination Value); (c) all Guarantees in respect of Indebtedness of another Person; and (d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Index Rate” means, for any Index Rate Determination Date, the rate per annum equal to the Prime Rate. Notwithstanding anything contained herein to the contrary, the Index Rate shall not be less than zero.

“Index Rate Determination Date” means the Closing Date and each Business Day thereafter.

“Index Rate Loan” means a Loan bearing interest at a rate determined by reference to the Index Rate.

“Interest Payment Date” means the last Business Day of each calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of equity interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Account” means that certain investment account owned by Pledgor and maintained with Lender (or its Affiliate) with respect to Investments, including the Qualified Investments, which bears Account Number 1001033608.

“Investment Account Pledge Agreement” or “Pledge Agreement” means that certain Investment Account Pledge and Security Agreement dated of even date herewith by and between Pledgor and Lender with respect to the Investment Account.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit [2.2].

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by the Lender and the Borrower (or any Subsidiary) or in favor of the Lender and relating to such Letter of Credit.

“Letter of Credit” means any letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder. A Letter of Credit hereunder shall be a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Lender.

“Letter of Credit Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all drawings under Letters of Credit that have not been reimbursed by the Borrower. For all purposes of this Agreement, (i) amounts available to be drawn under Letters of Credit will be calculated as provided in Section 1.3(e) and (ii) if a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Sublimit” means, as of any date of determination, the lesser of (a) $2,000,000.00 and (b) the amount of the Revolving Commitment then in effect.

“Involuntary Disposition” means the receipt by the Borrower or any Subsidiary of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of its property.

“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of equity interests, any purchase option, call or similar right of a third party with respect to such equity interests.

“Loan” means the Revolving Loan.

“Margin Stock” means as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means any effect, event, condition, action, omission, change or state of facts that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a material adverse effect with respect to (a) the business operations, properties, assets or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) the ability of any Credit Party, to fully and timely perform its obligations under the Credit Documents; (c) the legality, validity, binding effect or enforceability against a Credit Party of any Credit Document to which it is a party; (d) the value of the whole or any material part of the Collateral or the priority of Liens in favor of the Lender in the whole or any material part of the Collateral; or (e) the rights, remedies and benefits available to, or conferred upon, the Lender under any Credit Document.

“Material Contract” means with respect to the Borrower and its Subsidiaries: (a) all agreements, indentures or notes governing the terms of any Indebtedness with an aggregate principal amount in excess of the Threshold Amount, (b) all employment and non-compete agreements with senior management, (c) all leases of real property, and (d) all other agreements, documents, contracts, indentures and instruments pursuant to which (i) the Borrower or any of its Subsidiaries are obligated to make payments in any twelve (12) month period of $1,000,000 or more, (ii) the Borrower or any of its Subsidiaries expects to receive revenue in any twelve (12) month period of $1,000,000 or more or (iii) a default, breach or termination thereof could reasonably be expected to result in a Material Adverse Effect.

“Maturity Date” means June 20, 2025; provided, however, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed to by, any Credit Party or any of its ERISA Affiliates.

“Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by the Borrower or any Subsidiary in connection with any Asset Sale, Involuntary Disposition, Extraordinary Receipt or Equity Transaction net of (a) direct costs incurred or estimated costs for which reserves are maintained in connection therewith (including legal, accounting and investment banking fees and expenses, sales commissions and underwriting discounts), (b) estimated taxes paid or payable (including sales, use or other transactional taxes and any net marginal increase in income taxes) as a result thereof and (c) the amount required to retire any Indebtedness secured by a Permitted Lien on the related property. For purposes hereof, “Net Cash Proceeds” includes any cash or Cash Equivalents received upon the disposition of any non-cash consideration received by the Borrower or any Subsidiary in any Asset Sale, Involuntary Disposition, Extraordinary Receipt or Equity Transaction.

“Note” means the Amended, Restated and Increased Revolving Line of Credit Promissory Note dated as of the Effective Date executed by Borrower in favor of Lender in connection with the Loan, as the same may be amended, modified, supplemented or split from time to time.

“Note Rate” means the rate of interest assessed in connection with the Note calculated based on subtracting 1.5% from the Prime Rate with respect to the Interest Period in question.

“Obligations” means all obligations, indebtedness and other liabilities of every nature of (a) each Credit Party and Pledgor from time to time owed to the Lender, any of its Affiliates or any Indemnitee under any Credit Document, Swap Agreement or Treasury Management Agreement and (b) each Subsidiary of a Credit Party from time to time owed to the Lender or any of its Affiliates under any Credit Document, Swap Agreement or Treasury Management Agreement, in each case, together with all renewals, extensions, modifications or refinancings of any of the foregoing, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party or Subsidiary of a Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party or Subsidiary of a Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit that have not been cash collateralized with Collateral pursuant to the terms of this Agreement and the Investment Account Pledge Agreement, payments for early termination of Swap Agreements, fees, expenses, indemnification or otherwise. Notwithstanding anything to the contrary contained herein or under any of the other Credit Documents, the obligations of any Credit Party or any Subsidiary of a Credit Party under any Swap Agreement or any Treasury Management Agreement shall be secured and guaranteed pursuant to the Credit Documents only to the extent that, and for so long as, the Obligations (other than any Obligations with respect to Swap Agreements and Treasury Management Agreements) are so secured and guaranteed.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by‑laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, certificate of formation or comparable documents, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Outstanding Amount” means (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date; and (b) with respect to any Letter of Credit Obligations on any date, the aggregate outstanding amount of such Letter of Credit Obligations on such date after giving effect to any Credit Extension of a Letter of Credit occurring on such date and any other changes in the amount of the Letter of Credit Obligations as of such date, including as a result of any reimbursements by the Borrower of any drawing under any Letter of Credit.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA other than a Multiemployer Plan, and which is sponsored, maintained or contributed to by, or required to be contributed to by, any Credit Party or any of its ERISA Affiliates.

“Permitted Tax Distribution” means a cash distribution made by the Borrower (with respect to any period for which the Borrower is a limited liability company, partnership or S corporation) to the holders of its equity interests to provide such holders with funds to pay any federal, state or local income taxes attributable to such holders’ ownership interest in the Borrower.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledgor” means BBX Capital Real Estate LLC, a Florida limited liability company.

“Prime Rate” means the per annum rate which the Lender publicly announces from time to time to be its prime lending rate, as in effect from time to time. The Lender’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers.

“Qualified Investments” means Treasury Bills, Notes and Bonds or such other Cash Equivalents as are reasonably acceptable to Lender in its sole discretion.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interests of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests or on account of any return of capital to its stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or property for any of the foregoing.

“Revolving Commitment” means the commitment of the Lender to make the Revolving Loan and issue Letters of Credit hereunder. The amount of the Revolving Commitment as of the Closing Date is $7,000,000.00.

“Revolving Commitment Period” means the period from and including the Closing Date to the earlier of (a) the Maturity Date and (b) the date on which the Revolving Commitment shall have been terminated as provided herein.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Credit Party” means, any Credit Party that is, at the time on which the Guaranty Agreement (or grant of security interest, as applicable) becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of the keepwell provision under the Guaranty Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person, or the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date, or one or more of the other Subsidiaries of that Person or a combination thereof; provided, that, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the Borrower.

“Swap Agreement” means, as between any Credit Party or any Subsidiary of a Credit Party, on the one hand, and the Lender or any of its Affiliates, on the other hand, (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means all obligations owing to the Lender or any of its Affiliates in connection with any Swap Agreement including any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement, any and all renewals, extensions and modifications of any Swap Agreement and any and all substitutions for any Swap Agreement, including all fees, costs, expenses and indemnities, whether primary, secondary, direct, fixed or otherwise (including any monetary obligations incurred during the pendency of any bankruptcy or insolvency proceedings, regardless of whether allowed or allowable in such bankruptcy or insolvency proceedings), in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include the Lender or any Affiliate of the Lender).

“Threshold Amount” means $250,000.00.

“Treasury Bills, Notes and Bonds” means any United States direct obligation that has a maturity of not more than five (5) years from the date of purchase for which the full faith and credit of the United States are pledged.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, commercial credit cards, purchasing cards, cardless e-payable services, debit cards, stored value cards, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services between any Credit Party or any Subsidiary of a Credit Party, on the one hand, and the Lender or any of its Affiliates, on the other hand.

“Treasury Management Obligations” means all obligations owing to the Lender or any of its Affiliates under a Treasury Management Agreement, including all fees, costs, expenses and indemnities, whether primary, secondary, direct, fixed or otherwise (including any monetary obligations incurred during the pendency of any bankruptcy or insolvency proceedings, regardless of whether allowed or allowable in such bankruptcy or insolvency proceedings), in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of the Revolving Loan and all Letter of Credit Obligations.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in the State of Florida (or any other applicable jurisdiction, as the context may require).

“United States” or “U.S.” means the United States of America.

Exhibit [2.1]

Form of Funding Notice

Date:          ____________ __, 20__

To:         Regions Bank

Re:         Amended and Restated Credit Agreement dated as of [___________] (as amended, restated, supplemented, increased, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among IT'SUGAR LLC, a Delaware limited liability company (the “Borrower”), the Pledgor and Regions Bank (the “Lender”). Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby requests (select one):

1.         A Borrowing in connection with the Revolving Loan.

2.         On the following Credit Date: _______________, 20___ (which is a Business Day).

3.         In the amount of $__________.

4.         As of the date hereof, the Total Revolving Outstandings is in the amount of [______].

The Borrower hereby represents and warrants that after giving effect to the Borrowing of the requested Revolving Loan, the Total Revolving Outstandings shall not exceed the lesser of: (i) the Advance Threshold; or (ii) the Revolving Commitment.

The Borrower hereby represents and warrants that each of the conditions set forth in Section 4.2 of the Credit Agreement has been satisfied on and as of the date of such Borrowing.

[Signature on Following Page]

BORROWER:

IT'SUGAR LLC, a Delaware limited liability company

By:

Name:

Title:

Exhibit [2.2]

[Form of] Issuance Notice

Date:          ____________ __, 20__

To:         Regions Bank

Re:         Credit Agreement dated as of [___________] (as amended, restated, supplemented, increased, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among [___________], a [___________] (the “Borrower”), the Entity Guarantors party thereto and Regions Bank (the “Lender”). Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

Pursuant to Section 2.10 of the Credit Agreement, the undersigned hereby desires a Letter of Credit to be issued to __________ by Regions Bank in accordance with the terms and conditions of the Credit Agreement on __________ ___, 20__ (the “Credit Date”) in an aggregate face amount of $__________.

Attached hereto for each such Letter of Credit is a letter of credit application.

The Borrower hereby represents and warrants that after issuing such Letter of Credit requested on the Credit Date, in no event shall (x) the Total Revolving Outstandings exceed the Revolving Commitment, and (y) the Outstanding Amount of Letter of Credit Obligations exceed the Letter of Credit Sublimit.

The undersigned Borrower hereby represents and warrants that each of the conditions set forth in Section 4.2 of the Credit Agreement has been satisfied on and as of the date of such issuance of such Letter of Credit on the Credit Date.

[Signature on Following Page]

BORROWER:

IT'SUGAR LLC, a Delaware limited liability company

By:

Name:

Title:

Exhibit [6.1(c)]

[Form of] Compliance Certificate

Date: __________, 20___

To:         Regions Bank

Re:         Amended and Restated Credit Agreement dated as of [___________] (as amended, restated, supplemented, increased, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among IT'SUGAR LLC, a Delaware limited liability company (the “Borrower”), the Pledgor and Regions Bank (the “Lender”). Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby certifies as of the date hereof that [he/she] is the ____________ of the Borrower, and that, in [his/her] capacity as such, [he/she] is authorized to execute and deliver this certificate (including the schedules attached hereto and made a party hereof, if any, this “Compliance Certificate”) to the Lender on behalf of the Borrower and Pledgor (the “Credit Parties”), and that:

1.         Intentionally deleted.

2.         The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made, a detailed review of the transactions and financial condition of the Borrower and its Subsidiaries.

3.         A review of the activities of the Credit Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether a Default or Event of Default exists, and

[select one:]

[to the knowledge of the undersigned during such fiscal period, no Default or Event of Default exists as of the date hereof.]

[or:]

[the following is a list of each Default or Event of Default, the nature and extent thereof and the proposed actions with respect thereto:]

4.         Intentionally deleted.

5.         Intentionally deleted.

[Signature on Following Page]

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of __________, 20___.

[BORROWER]

By:

Name:

Title: